As filed with the Securities and Exchange Commission on July 23, 2024

Registration No. 333-265595

333-230548

333-212913

333-188070

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-265595

Post-Effective Amendment No. 1 to Registration Statement No. 333-230548

Post-Effective Amendment No. 1 to Registration Statement No. 333-212913

Post-Effective Amendment No. 1 to Registration Statement No. 333-188070

UNDER

THE SECURITIES ACT OF 1933

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1347456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Park Place, Suite 200 Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip code)

2022 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan

2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan

(Full title of the plan)

Steven Chuslo, Esq.

Executive Vice President, Chief Legal Officer

HA Sustainable Infrastructure Capital, Inc.

One Park Place, Suite 200

Annapolis, Maryland 21401

(410) 571-9860

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐

Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the registration statements on Form S-8, File Nos. 333-265595, 333-230548, 333-212913 and 333-188070 (the “Registration Statements”), is being filed by HA Sustainable Infrastructure Capital, Inc. (f/k/a Hannon Armstrong Sustainable Infrastructure Capital, Inc.), a Delaware corporation (the “Company”) with regard to the Reincorporation (as defined below) to include certain statements pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”).

This Amendment amends the Registration Statements, which were filed by the Company as a Maryland corporation prior to the Reincorporation described below. No changes or additions are being made hereby to the existing prospectuses that already form a part of the Registration Statements. Accordingly, such existing prospectuses are being omitted from this filing.

On July 1, 2024, the Company filed articles of conversion with the State Department of Assessments and Taxation of Maryland and filed a certificate of conversion and a certificate of incorporation with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”) each of which became effective on July 2, 2024, thereby changing the Company’s jurisdiction of incorporation from Maryland to Delaware (the “Reincorporation”). The Reincorporation was approved the Company’s stockholders from whom proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Reincorporation, pursuant to the Delaware General Corporation Law (the “DGCL”), the Company has continued its existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Reincorporation as they were immediately prior to the Reincorporation. In addition, the directors and executive officers of the Company immediately after the Reincorporation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Reincorporation.

Except as modified by this Amendment, including modifications resulting from the incorporation of documents by reference, the Company, by virtue of this post-effective amendment, expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act.

No additional securities are being registered under this Amendment.

Registration fees in connection with the Registration Statements were paid at the time of the filing of the applicable registration statement.

As permitted by Rule 428 under the Securities Act, this Amendment omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by the Registration Statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Exchange Act are, as of their respective dates, incorporated by reference in this registration statement:

Document	Period
Annual Report on Form 10-K (File No. 001-35877)	Year ended December 31, 2023
Annual Report on Form 10-K/A (File No. 001-35877)	Year ended December 31, 2023
Quarterly Report on Form 10-Q (File No. 001-35877)	Quarter ended March 31, 2024

Document	Filed
Current Report on Form 8-K (File No. 001-35877)	July 3, 2024
Current Report on Form 8-K (File No. 001-35877)	July 1, 2024
Current Report on Form 8-K (File No. 001-35877)	June 20, 2024
Current Report on Form 8-K (File No. 001-35877)	June 7, 2024
Current Report on Form 8-K (File No. 001-35877)	May 7, 2024 (first filing on this date)
Current Report on Form 8-K (File No. 001-35877)	April 17, 2024
Current Report on Form 8-K (File No. 001-35877)	January 12, 2024
Current Report on Form 8-K/A (File No. 001-35877)	January 10, 2024
Current Report on Form 8-K (File No. 001-35877)	January 9, 2024

Document	Filed
Definitive Proxy Statement on Schedule 14A (only with respect to information contained in such Definitive Proxy Statement that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023) (File No. 001-35877)	April 15, 2024

Document	Filed
Registration Statement on Form 8-A, or Form 8-A, as updated by Exhibit 99.2 to the Current Report on Form 8-K filed on July 3, 2024 (containing a description of our common stock, $0.01 par value per share) (File No. 001-35877)	April 15, 2013 (Form 8-A) July 3, 2024 (Exhibit 99.2)

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a subsequent post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation of HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (“us,” “we,” “our,” or the “Registrant”), provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our Board of Directors pursuant to the applicable procedure outlined in our Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing such director’s dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We maintain and expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

Exhibit number	Exhibit description

3.1*	Certificate of Incorporation of HA Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (No. 001-35877), filed on July 3, 2024)

3.2*	Bylaws of HA Sustainable Infrastructure Capital, Inc. (a Delaware Corporation) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (No. 001-35877), filed on July 3, 2024)

3.3*	Articles of Conversion, filed by Hannon Armstrong Sustainable Infrastructure Capital, Inc. with the State Department of Assessments and Taxation of Maryland on July 1, 2024 and effective July 2, 2024 (incorporated by reference to Exhibit 3.3 on the Registrant’s Form 8-K (No. 001-35877) filed on July 3, 2024).

3.4*	Certificate of Conversion, filed by HA Sustainable Infrastructure Capital, Inc. with the Secretary of State of Delaware on July 1, 2024 and effective July 2, 2024 (incorporated by reference to Exhibit 3.4 on the Registrant’s Form 8-K (No. 001-35877) filed on July 3, 2024).

5.1+	Opinion of Clifford Chance US LLP (including consent of such firm)

23.1+	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2+	Consent of Ernst & Young LLP for HA Sustainable Infrastructure Capital, Inc.

23.3+	Consent of Ernst & Young LLP for Vivint Solar Asset 3 HoldCo Parent, LLC

23.4+	Consent of Ernst & Young LLP for Rosie TargetCo LLC

23.5+	Consent of Ernst & Young LLP for Daggett Renewable HoldCo LLC

23.6+	Consent of Ernst & Young LLP for Lighthouse Renewable Holdco 2 LLC

24.1+	Power of Attorney (included on signature page)

99.1*	2022 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (No. 001-35877), filed on June 7, 2022)

99.2*	Amended and Restated 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2017 (No. 001-35877), filed on May 4, 2017).

99.3*	2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-35877), filed on August 9, 2013)

*	Incorporated by reference.
+	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, in the State of Maryland, on July 23, 2024.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Jeffrey A. Lipson
Name:	Jeffrey A. Lipson
Title:	Chief Executive Officer and Executive Vice President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey A. Lipson and Marc Pangburn, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jeffrey A. Lipson Jeffrey A. Lipson	Chief Executive Officer and President (Principal Executive Officer)	July 23, 2024

/s/ Marc Pangburn Marc Pangburn	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	July 23, 2024

/s/ Charles W. Melko Charles W. Melko	Chief Accounting Officer, Treasurer and Senior Vice President (Principal Accounting Officer)	July 23, 2024

/s/ Jeffrey W. Eckel Jeffrey W. Eckel	Director	July 23, 2024

/s/ Teresa M. Brenner Teresa M. Brenner	Director	July 23, 2024

/s/ Lizabeth A. Ardisana Lizabeth A. Ardisana	Director	July 23, 2024

/s/ Clarence D. Armbrister Clarence D. Armbrister	Director	July 23, 2024

/s/ Nancy C. Floyd Nancy C. Floyd	Director	July 23, 2024

/s/ Charles M. O’Neil Charles M. O’Neil	Director	July 23, 2024

/s/ Richard J. Osborne Richard J. Osborne	Director	July 23, 2024

/s/ Steven G. Osgood Steven G. Osgood	Director	July 23, 2024

/s/ Kimberly A. Reed Kimberly A. Reed	Director	July 23, 2024